SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 10, 2018

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On April 9, 2018, memorial services in Jerusalem, Israel were held for Dr. Yehezkel “Charlie” Druckman, age 79, a beloved member of the Board of Directors of Zion Oil and Gas, Inc. (the “Company”) since November 2005. Dr. Druckman’s service on the Zion Board of Directors included serving as Zion’s Liaison to the Israeli Energy Ministry and advising the Company regarding his extensive Israeli geologic expertise. Charlie loved traveling and exploring the outdoors from mountain climbing in Africa to scuba diving in the Red Sea.

Previously, Dr. Druckman was the Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, where he supervised the licensing of petroleum rights both onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000. Since 1965, he was a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990. He was awarded in 1974 the Israel Geological Society’s Perez Grader award. He was an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982 and for a number of years on the Society's editorial board). He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company. Dr. Druckman graduated from the Hebrew University in Jerusalem, where he was awarded BSc, MSc and PhD degrees in geology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: April 10, 2018	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

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